                                                                    EXHIBIT 99.1



FRIDAY JUNE 29, 2:23 PM EASTERN TIME

PRESS RELEASE

ARISTOCRAT AND CDS ANNOUNCE COMPLETION OF MERGER

SYDNEY, Australia and LAS VEGAS--(BUSINESS WIRE)--June 29, 2001-- Aristocrat Leisure Limited ("Aristocrat") and Casino Data Systems ("CDS") advise that the planned merger between the two companies is now final, with all necessary regulatory approvals having been granted.

Aristocrat's Chief Executive Officer Des Randall said that the completion of the merger signalled the start of a promising future for the Company's new-look U.S. business. "The merger between Aristocrat and CDS is a logical union between two innovative industry leaders with complementary product lines, the result of which is an integrated company that leads the world in both video games and systems," said Randall.

Through the merger, Aristocrat has gained additional product lines in the United States, as well as access to CDS' OASIS and multi-site progressive products. Aristocrat has further strengthened its product portfolio with the addition of CDS' stepper (electromechanical) gaming machine, and has also, most importantly, strengthened its team of excellent people.

Randall said that customers of both companies would benefit from synergies resulting from the merger, one of these being a greater range of innovative and technically advanced gaming products.

Aristocrat Announces New President

Aristocrat is also pleased to advise that Mark Newburg has been appointed President of Aristocrat Technologies, Inc. Newburg joins Aristocrat from NCR Corporation, where he was Vice President of the Company's Financial Solutions Group for the Asia Pacific and Japan region, with additional responsibilities as Representative Director and Chairman of the Board of NCR Japan Ltd. Born in the United States, Newburg has a Bachelor of Science in Accounting and Business (Findlay University, Ohio) and an MBA (University of Dayton, Ohio). With his international business acumen and his extensive global experience, Newburg will ensure that Aristocrat Technologies, Inc. delivers on its commitments locally while complementing the broader goals of the global organisation, particularly in the area of systems development and supply.

Aristocrat Technologies, Inc., Las Vegas, is the U.S. subsidiary of Aristocrat Leisure Limited, whose worldwide headquarters are in Sydney, Australia. The company holds 17 licenses in various states and with more than 80 Native American tribal casinos in the United States. Aristocrat pioneered the industry move to video slot technology and continues to demonstrate its mastery of games with higher player appeal in major gaming markets worldwide, including Asia, Australia, Europe, Japan, New Zealand, South Africa and United States. The company employs more than 1850 people across the globe and draws annual revenues in excess of AU$500 million. For further information, visit WWW.ARISTOCRATTECHNOLOGIES.COM.

Statements in this release which are not historical facts are "forward looking" statements and "safe harbor" statements under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks/and or uncertainties as described in the Company's public filings.

----------
CONTACT:

     Aristocrat Leisure Limited
     ABN 44 002 818 368
     Gavin Isaacs
     General Manager
     Marketing and Business Development
     +612 9413 6656 (Australia)